EXHIBIT 3.1

FOURTH CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PERSEON CORPORATION

PERSEON Corporation (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) set forth below was duly adopted by the Board of Directors at a meeting in accordance with the provisions of Section 242 of the DGCL, pursuant to which shareholder approval is not required.

Second. Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

1.           Name.  The name of the corporation is BSD Medical Corporation.

Third. Except as herein amended, the Certificate of Incorporation shall remain in full force and effect.

Fourth. The Effective Time of this Amendment will be August 19, 2016 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 18th day of August, 2016.

By:  /s/ Clinton E. Carnell Jr.
        Clinton E. Carnell Jr., President